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                                                                  EXHIBIT (3)

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                            ROHM AND HAAS COMPANY

            INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE


                        CERTIFICATE OF INCORPORATION

                      (AS RESTATED APRIL 25, 1977; AND
                       AMENDED THROUGH JUNE 11, 1992)

                                     AND

                                   BYLAWS

                     (AS RESTATED JANUARY 31, 1977; AND
                      AMENDED THROUGH OCTOBER 13, 1994)

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                                                                DECEMBER, 1994

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                            ROHM AND HAAS COMPANY

                        CERTIFICATE OF INCORPORATION

       I.  The name of the Company is Rohm and Haas Company.

      II. The principal office of the Company in the State of Delaware is located at 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent is The Corporation Trust Company, and the address of its registered agent is 1209 Orange Street, in the City of Wilmington, County of New Castle.

     III. The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

      IV. The Company shall have authority to issue 100,000,000 shares of Common Stock, of the par value of $2.50 per share, and 25,000,000 shares of Preferred Stock, of the par value of $1.00 per share. The Board of Directors of the Corporation is hereby expressly authorized, at any time and from time to time, to divide the shares of Preferred Stock into one or more series, to issue from time to time in whole or in part the shares of Preferred Stock, and in the resolutions providing for the issue of such shares to fix and determine, except as otherwise expressly limited by Delaware law, the voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions as may be desired, to the fullest extent permitted by Delaware law.

       V.  The Company is to have perpetual existence.

      VI. The private property of the stockholders of the Company shall not be subject to the payment of corporate debts to any extent whatever.

     VII. The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Company.

    VIII. The Company shall have the power to keep its books of account, documents and records outside of the state of Delaware at such places as the Board of Directors may determine.

      IX. No holder of securities of any class of the Company shall be entitled as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of securities of any class of the Company, whether now or hereafter authorized. All securities of the Company shall be issued and sold to such parties as the Board of Directors in its discretion may determine.

       X. No director of the Company shall be personally liable to the Company or to any stockholder for monetary damages for any breach of duty as a director except to the extent such exemption from liability is not permitted under the Delaware General Corporation Law as currently in effect or hereafter amended. Neither the amendment to nor repeal of this Article nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article shall apply to or have any effect in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article X would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.


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    On June 11, 1992, the Company filed a Certificate of Designation with the office of the Secretary of the State of Delaware certifying the adoption by the Board of Directors of the following resolution creating a series of Preferred Stock, par value $1.00 per share (the "Preferred Stock"), designated as $2.75 Cumulative Convertible Preferred Stock:

    RESOLVED, that a series of the class of authorized Preferred Stock, par value $1.00 per share, of the Corporation be hereby created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

    1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as the "$2.75 Cumulative Convertible Preferred Stock" (the "$2.75 Preferred Stock") and the number of shares constituting such series shall be 2,846,061, which number may be decreased (but not increased) by the Board of Directors without a vote of stockholders; provided, however, that such number may not be decreased below the number of then currently outstanding shares of $2.75 Preferred Stock plus the number of shares of $2.75 Preferred Stock issuable upon exercise of the then outstanding options to acquire shares of $2.75 Preferred Stock.

    2. DIVIDENDS AND DISTRIBUTIONS.

       2.1. The holders of shares of $2.75 Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, cumulative dividends at the annual rate of $2.75 per share, and no more, in equal quarterly payments on the first business Day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date that is at least ten days after the date of original issue of the $2.75 Preferred Stock. The payment of dividends on the $2.75 Preferred Stock shall be made before any cash dividends are paid on the Common Stock as provided in
Section 9.

       2.2. Dividends payable pursuant to Section 2.1 shall begin to accrue and be cumulative from the date of original issue of the $2.75 Preferred Stock. The amount of dividends so payable shall be determined on the basis of twelve 30-day months and a 360-day year. Accrued but unpaid dividends shall not bear interest. The Board of Directors may fix a record date for the determination of holders of shares of $2.75 Preferred Stock entitled to receive payment of a dividend declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof.

       2.3. If dividends are paid on the shares of $2.75 Preferred Stock in an amount less than the total amount of dividends at the time accrued and payable on such shares, (a) such dividends as are paid on the $2.75 Preferred Stock for any dividend period and on any class or series of stock of the Corporation ranking on a parity (as to dividends) with the $2.75 Preferred Stock shall be paid pro rata so that the amount of dividends per share for such period on the $2.75 Preferred Stock and on any other such class or series of stock that was outstanding during such period shall in all cases bear to each other the same ratio that the accrued dividends per share on the shares of the $2.75 Preferred Stock and such other stock bear to each other, and (b) such dividends as are paid on the $2.75 Preferred Stock for any dividend period shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

    3. VOTING RIGHTS. The holders of shares of $2.75 Preferred Stock shall have the following voting rights:

       3.1. Each share of $2.75 Preferred Stock shall be entitled to one vote per share. The shares of $2.75 Preferred Stock and the shares of Common Stock, par value $2.50 per share, of the Corporation (the "Common Stock") (and any other shares of capital stock of the Corporation at the time entitled thereto) shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation, except (a) as otherwise provided by the Certificate of Incorporation of the Corporation, as amended (the "Certificate of Incorporation"), or by law and (b) that holders of shares of $2.75 Preferred Stock shall not have such power to vote with the holders of other classes of capital stock on matters submitted to a vote of stockholders (i) on any matters on which they are entitled to vote separately as a series or as a part of the class of Preferred Stock, regardless of series or (ii) in the election of directors during any period when they are entitled to vote as part of the class of Preferred Stock, regardless of series, to elect two directors as provided in Section 3.2.

       3.2. If on any date a total of six quarterly dividends on the $2.75 Preferred Stock have fully accrued but have not been paid in full, the number of directors shall increase by two, and the holders of shares of $2.75


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Preferred Stock, voting together as a class with the holders of any other series of Preferred Stock upon which the same voting rights as those of the $2.75 Preferred Stock have been conferred and are exercisable, shall have the right to elect two directors. The right of such holders of Preferred Stock to vote for the election of such two directors may be exercised at any annual meeting or at any special meeting called for such purpose as hereinafter provided or at any adjournment thereof, or by the written consent, delivered to the Secretary of the Corporation, of the holders of a majority of all outstanding shares of Preferred Stock entitled to vote thereon, until dividends in default on the outstanding shares of Preferred Stock entitled to vote thereon shall have been paid in full, at which time the term of office of the two directors so elected shall terminate automatically; provided, that if the dividends in default on the outstanding shares of $2.75 Preferred Stock have been paid in full and the right to elect two directors continues to be exercisable for other series of Preferred Stock, the holders of $2.75 Preferred Stock shall have no right to vote in the election of the two directors. So long as such right to vote continues (and unless such right has been exercised by written consent of the holders of a majority of the outstanding shares of Preferred Stock as hereinabove authorized), the Secretary of the Corporation may call, and upon the written request of the holders of record of a majority of the outstanding shares of Preferred Stock entitled to vote thereon addressed to the Secretary at the principal office of the Corporation shall call, a special meeting of the holders of such shares for the election of such two directors as provided herein. Such meeting shall be held within 60 days after delivery of such request to the Secretary, at the place and upon the notice provided by law and in the Bylaws for the holding of meetings of stockholders. No such special meeting or adjournment thereof shall be held on a date less than 60 days before an annual meeting of stockholders or any special meeting in lieu thereof. If at any such annual or special meeting or any adjournment thereof the holders of a majority of the then outstanding shares of Preferred Stock entitled to vote in such election shall be present or represented by proxy, or if the holders of a majority of the outstanding shares of Preferred Stock shall have acted by written consent in lieu of a meeting with respect thereto, then the authorized number of directors shall be increased by two, and such holders of the Preferred Stock shall be entitled to elect the two additional directors. Directors so elected shall serve until the next annual meeting or until their successors shall be elected and shall qualify, unless the term of office of the persons so elected as directors shall have terminated under the circumstances set forth in this
Section 3.2. Any vacancy occurring among the directors elected by the holders of Preferred Stock as a class shall be filled by the remaining such director, if any, and otherwise by vote of holders of Preferred Stock as provided above.

       3.3. The affirmative vote of the holders of at least 66-2/3% of the outstanding shares of $2.75 Preferred Stock, voting separately as a single series, in person or by proxy, at a special meeting or annual meeting of stockholders called for the purpose, shall be necessary to (a) authorize, or to increase the authorized number of shares of, or to issue, any class or series of the Corporation's capital stock ranking senior (either as to dividends or upon liquidation, dissolution or winding up) to the $2.75 Preferred Stock, (b) increase the authorized number of shares of $2.75 Preferred Stock or (c) amend, repeal or change any of the provisions of the Certificate of Incorporation, or the provisions of the Certificate of Designation of $2.75 Cumulative Convertible Preferred Stock which embodies this resolution, in any manner that would alter the powers, preferences or special rights of the shares of $2.75 Preferred Stock so as to affect them materially and adversely; provided, that any authorization of, increase in the authorized number of shares of, or issuance of, any class or series of the Corporation's capital stock, in each case ranking on a parity with or junior (either as to dividends or upon liquidation, dissolution or winding up) to the $2.75 Preferred Stock shall not be deemed to materially and adversely alter such powers, preferences and special rights.

    4. CERTAIN RESTRICTIONS. Whenever quarterly dividends payable on shares of $2.75 Preferred Stock as provided in Section 2 hereof are in arrears, thereafter and until all accrued and unpaid dividends, whether or not declared, on the outstanding shares of $2.75 Preferred Stock shall have been paid in full or declared and set apart for payment, the Corporation shall not
(a) declare or pay dividends, or make any other distributions, on any shares of capital stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the $2.75 Preferred Stock ("Junior Stock"), other than dividends or distributions payable in Junior Stock or options, warrants or rights to subscribe for or purchase Junior Stock or (b) redeem, purchase or otherwise acquire for consideration, or allow any Subsidiary of the Corporation to redeem, purchase or acquire, any Junior Stock except in connection with a reclassification or exchange of any Junior Stock or the purchase, redemption or other acquisition of Junior Stock with proceeds of a reasonably contemporaneously sale of Junior Stock.


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    5. REDEMPTION.

       5.1. The Corporation shall not have any right to redeem shares of $2.75 Preferred Stock prior to June 15, 1999. On and after such date, subject to and upon compliance with this Section 5, provided that the Corporation shall not at the time be in default with respect to any dividend payable on shares of $2.75 Preferred Stock, the Corporation shall have the right, at its sole option and election, to call for redemption shares of $2.75 Preferred Stock, in whole or in part, at any time and from time to time.

       5.2. Upon any call for redemption pursuant to Section 5.1, holders of shares of $2.75 Preferred Stock called for redemption shall receive the following:

             5.2.1. The Corporation shall deliver to the holders of $2.75 Preferred Stock called for redemption, for each share of $2.75 Preferred Stock called for redemption, a number of shares of Common Stock (of the class thereof then most widely traded) equal to (a) the Redemption Price of the $2.75 Preferred Stock in effect on the date fixed for redemption (the "Redemption Date") plus any accrued and unpaid dividends thereon, divided by (b) the Current Market Price of the Common Stock on the Redemption Date. The "Redemption Price" for each share of $2.75 Preferred Stock redeemed prior to June 15, 2000 is $50.62; on and after June 15, 2000 and prior to June 15, 2001 is $50.415; on and after June 15, 2001 and prior to June 15, 2002 is $50.205; and thereafter is $50.00.

             5.2.2. The foregoing notwithstanding, if the Redemption Date is on a date when no class of Common Stock shall be listed or admitted to trading on a national securities exchange or reported on by the National Association of Securities Dealers, Inc. Automated Quotations Systems ("NASDAQ") or such other system then in use, or otherwise publicly traded, then upon any call for redemption pursuant to Section 5.1, in lieu of the Common Stock provided for in Section 5.2.1, the holders of $2.75 Preferred Stock shall receive for each share thereof out of funds legally available therefor, an amount in cash equal to the Redemption Price in effect on the Redemption Date plus any accrued and unpaid dividends thereon. On the Redemption Date, the Corporation shall in such event, and at any time after the notice provided for in Section 5.3 shall have been mailed and before the Redemption Date the Corporation may, deposit for the benefit of the holders of shares of $2.75 Preferred Stock called for redemption the funds necessary for such redemption with a bank or trust company in the Borough of Manhattan, the City of New York, having a capital and surplus of at least $100,000,000 in trust with instructions to apply such funds to the payment of the Redemption Price upon receipt of the certificates for the shares called for redemption. Any monies so deposited by the Corporation and unclaimed at the end of one year from the date designated for such redemption shall revert to the general funds of the Corporation. After such reversion, any such bank or trust company shall, upon demand, pay over to the Corporation such unclaimed amounts and thereupon such bank or trust company shall be relieved of all responsibility in respect thereof and any holder of shares of $2.75 Preferred Stock so called for redemption shall look only to the Corporation for the payment of the Redemption Price. In the event that monies are deposited pursuant to this Section 5.2.2 in respect of shares of $2.75 Preferred Stock that are converted in accordance with the provisions of Section 8 hereof, such monies shall, upon such conversion, revert to the general funds of the Corporation and, upon demand, such bank or trust company shall pay over to the Corporation such monies and shall be relieved of all responsibility to the holders of such converted shares in respect thereof. Any interest accrued on funds deposited pursuant to this Section 5.2.2 shall be paid from time to time to the Corporation for its own account.

       5.3. Notice of any redemption of shares of $2.75 Preferred Stock shall be mailed at least 30 days, but not more than 90 days, prior to the Redemption Date to each holder of shares of $2.75 Preferred Stock to be redeemed, at such holder's address as it appears on the transfer books of the Corporation. In order to facilitate the redemption of shares of $2.75 Preferred Stock, the Board of Directors may fix a record date for the determination of shares of $2.75 Preferred Stock to be redeemed, not more than 90 days or less than 30 days prior to the Redemption Date.

       5.4. If a redemption shall be made pursuant to Section 5.2.1 hereof, then upon the Redemption Date, notwithstanding that any certificates for such shares shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding, the rights to receive dividends thereon shall cease to accrue from and after the Redemption Date designated in the notice of redemption and all rights of the holders of shares of $2.75 Preferred Stock called for redemption shall cease and terminate, excepting only the right to receive shares of Common Stock in accordance with Section 5.2.1. The person entitled to receive the


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shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time. If a redemption shall be pursuant to Section 5.2.2 hereof, then upon the deposit of funds pursuant to Section 5.2.2, notwithstanding that any certificates for such shares shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding, the rights to receive dividends thereon shall cease to accrue from and after the Redemption Date designated in the notice of redemption and all rights of the holders of shares of $2.75 Preferred Stock called for redemption shall cease and terminate, excepting only the right to receive the consideration provided for in Section 5.2.2.

       5.5. In connection with the redemption of any shares of $2.75 Preferred Stock, no fractions of shares of Common Stock shall be issued, but in lieu thereof the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Current Market Price of the Common Stock on the Redemption Date.

       5.6. If less than all shares of $2.75 Preferred Stock at the time outstanding are to be redeemed, the shares to be redeemed shall be selected pro rata. Shares of $2.75 Preferred Stock which have been called for redemption may be converted into shares of Common Stock at any time up to the close of business on the Business Day preceding the Redemption Date, in accordance with Section 8 hereof.

    6. REACQUIRED SHARES. Any shares of $2.75 Preferred Stock converted, redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock.

    7. LIQUIDATION, DISSOLUTION OR WINDING UP.

       7.1. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, no distribution of the assets of the Corporation shall be made (a) to the holders of shares of Junior Stock unless, prior thereto, the holders of shares of $2.75 Preferred Stock shall have received the liquidation value of $50 per share, plus an amount per share equal to all unpaid dividends thereon, including accrued dividends, whether or not declared, to the date of such payment or
(b) if the assets of the Corporation, or proceeds thereof, shall be insufficient to pay in full the amount in (a) and the liquidation value with respect to any other shares of capital stock of the Corporation ranking on a parity (upon liquidation, dissolution or winding up) to the $2.75 Preferred Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of $2.75 Preferred Stock and any such other stock ratably in accordance with the respective amounts which would be payable on such shares of $2.75 Preferred Stock and any such other stock if all amounts payable thereon were paid in full.

       7.2. After payment of the full amount provided in Section 7.1(a), a holder of $2.75 Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation.

       7.3. Neither the consolidation, merger or other business combination of the Corporation with or into any other Person or Persons nor the sale, transfer or lease of all or substantially all of the assets of the Corporation shall be deemed to be a liquidation, dissolution or winding up of all Corporation for purposes of this Section 7.

    8. CONVERSION.

       8.1. Subject to and upon compliance with this Section 8, each share of $2.75 Preferred Stock shall be convertible at any time, at the option of the holder thereof, into .7812 (the "Conversion Number") fully paid and non-assessable shares of Common Stock.

       8.2. The Conversion Number shall be subject to adjustment from time to time as follows:

             8.2.1. In case the Corporation shall at any time or from time to time declare and pay a dividend, or make a distribution, on the outstanding shares of Common Stock in shares of Common Stock or subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares or combine or reclassify the outstanding shares of Common Stock, then, and in each such case, the Conversion Number shall be adjusted so that the holder of each share of $2.75 Preferred Stock shall be entitled to receive, upon the conversion thereof, the number of shares of Common Stock which the holder of $2.75 Preferred Stock would have been entitled to receive after the happening of any of the events described above had such share been converted immediately


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prior to the happening of such event or the record date therefor, whichever is earlier. An adjustment made pursuant to this Section 8.2.1. shall be effective (a) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution, or (b) in the case of any such subdivision, reclassification or combination, at the close of business on the day upon which such corporate action becomes effective.

             8.2.2. In case the Corporation shall at any time or from time to time issue to holders of Common Stock rights, options or warrants, exercisable within 45 days after the applicable record date for the right to receive such rights, options or warrants, to acquire Common Stock at a price per share of Common Stock less than 95% of the Current Market Price of Common Stock as of the date of issuance of such rights, options or warrants, then, and in each such case, such issuances shall be deemed to constitute payment of a dividend in Common Stock pursuant to Section 8.2.1. of that number of shares of Common Stock which is determined by dividing the Current Market Price per share as of such time into the difference between (a) the total Current Market Price as of such time of the number of shares of Common Stock purchasable upon exercise of such rights, options or warrants and (b) the aggregate consideration receivable by the Corporation for the total number of shares of Common Stock into which such rights, options or warrants may be exercised. An adjustment made pursuant to this
Section 8.2.2. shall be made on the next Business Day following the date on which any such issuance is made and shall be effective retroactively immediately after the close of business on such date. For purposes of this
Section 8.2, the aggregate consideration receivable by the Corporation in connection with the issuance of such rights, options or warrants shall be deemed equal to the sum of the aggregate offering price (before deduction of underwriting discounts or commissions and expenses) of all such securities plus the minimum aggregate amount, if any, payable upon exercise of any such rights, options or warrants. No adjustment pursuant to this
Section 8.2.2. shall be required to be made for (a) the issuance of rights, options or warrants to purchase Common Stock pursuant to any employee benefit plan or program of the Corporation, (b) the issuance of Common Stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Corporation or the investment of additional optional amounts in shares of Common Stock or (c) any right, option or warrant right outstanding as of the date hereof.

             8.2.3. In case the Corporation shall at any time or from time to time declare and pay or make a dividend or other distribution (including, without limitation, any distribution of stock or other securities or property or rights or warrants to subscribe for securities) on its Common Stock, other than dividends payable in cash or shares of Common Stock or issuances pursuant to Section 8.2.2., then, and in each such case, the Conversion Number shall be adjusted so that the holder of each share of $2.75 Preferred Stock shall be entitled to receive, upon the conversion thereof, the number of shares of Common Stock determined by multiplying (a) the number of shares of Common Stock into which such share was convertible on the day immediately prior to the record date fixed for the determination of stockholders entitled to receive such dividend or distribution by (b) a fraction, the numerator of which shall be the Current Market Price per share of Common Stock as of such record date, and the denominator of which shall be such Current Market Price per share of Common Stock less the Fair Market Value per share of Common Stock (as determined in good faith by the Board of Directors of the Corporation) of such dividend or distribution. An adjustment made pursuant to this Section
8.2.3. shall be made upon the opening of business on the next Business Day following the date on which any such dividend or distribution is made and shall be effective retroactively immediately after the close of business on the record date fixed for the determination of stockholders entitled to receive such dividend or distribution.

             8.2.4. In case at any time the Corporation shall be a party to any transaction (including, without limitation, a merger, consolidation, sale of all or substantially all of the Corporation's assets or recapitalization of the Common Stock and excluding any transaction to which Sections 8.2.1, 8.2.2 or 8.2.3 apply) in which the previously outstanding Common Stock shall be changed into or exchanged for different securities of the Corporation or common stock or other securities of another corporation or interests in a noncorporate entity or other property (including cash) or any combination of any of the foregoing (each such transaction being herein called the "Transaction" and the date of consummation of the Transaction being herein called the "Consummation Date"), then, each share of $2.75 Preferred Stock which is not converted into the right to receive stock, securities or other property in connection with such transaction, shall thereafter be convertible into, in lieu of the Common Stock issuable upon such conversion prior to the Consummation Date, the amount of securities or other property to which such holder would actually have been entitled as a holder of shares of Common Stock upon the


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consummation of the Transaction if such holder had converted such shares of $2.75 Preferred Stock immediately prior to such Transaction (subject to adjustments from and after the Consummation Date as nearly equivalent as possible to the adjustments provided for in this Section 8.2); provided, that effective provision shall be made, in the Articles or Certificate of Incorporation of the resulting or surviving corporation or otherwise, so that the provisions set forth herein for the protection of the conversion rights of the shares of $2.75 Preferred Stock shall thereafter be applicable, as nearly as reasonably may be, to any such other shares of stock, securities and other property deliverable upon conversion of the shares of $2.75 Preferred Stock remaining outstanding; and provided, further, that any such resulting or surviving corporation shall expressly assume the obligation to deliver, upon the exercise of the conversion right, such shares, securities or property as the holders of the shares of $2.75 Preferred Stock remaining outstanding, shall be entitled to receive pursuant to these provisions, and to make provisions for the protection of the conversion right, as provided above.

             8.2.5. Upon the expiration of any rights, options, warrants or conversion or exchange privileges, if any thereof shall not have been exercised, the Conversion Number shall, upon such expiration, be readjusted and shall thereafter, upon any further conversion, be such as it would have been had it been originally adjusted (or had the original adjustment not been required, as the case may be) as if (a) the only shares of Common Stock so issued were the shares of Common Stock, if any, actually issued or sold upon the exercise of such rights, options, warrants or conversion or exchange privileges and (b) such shares of Common Stock, if any, were issued or sold for the aggregate consideration receivable by the Corporation upon such exercise plus the consideration, if any, actually received by the Corporation for issuance, sale or grant of all such rights, options, warrants or conversion or exchange rights whether or not exercised.

             8.2.6. The Corporation may, in its discretion, make such increases in the Conversion Number in addition to any other adjustments provided for in this Section 8.2 as it considers advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights shall not be taxable to the recipient.

             8.2.7. If a plan to pay any dividend or make any distribution by the Corporation is legally abandoned before payment, then any adjustment made in the Conversion Number pursuant to this Section 8.2 in connection with such dividend or distribution shall be cancelled as of the date the plan is abandoned.

       8.3. The holder of any shares of $2.75 Preferred Stock may exercise his right to convert such shares into shares of Common Stock by surrendering for such purposes to the Corporation, at its principal office or at such other office or agency maintained by the Corporation for that purpose, a certificate or certificates representing the shares of $2.75 Preferred Stock to be converted, duly endorsed to the Corporation on in blank, accompanied by a written notice stating that such holder elects to convert all or a specified whole number of such shares in accordance with the provisions of this Section 8 and specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. In case such notice shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in such name or names. Other than such taxes, the Corporation will pay any and all issue and other taxes (other than taxes based on income) that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of $2.75 Preferred Stock pursuant hereto. As promptly as practicable, and in any event within ten Business Days after the surrender of such certificate or certificates and the receipt of such notice relating thereto and, if applicable, payment of all transfer taxes (or the demonstration to the satisfaction of the Corporation that such taxes have been paid), the Corporation shall deliver or cause to be delivered (a) certificates representing the number of validly issued, fully paid and nonassessable full shares of Common Stock to which the holder of shares of $2.75 Preferred Stock so converted shall be entitled and (b) if less than the full number of shares of $2.75 Preferred Stock evidenced by the surrendered certificate or certificates are being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares converted. Such conversion shall be deemed to have been made at the close of business on the date of giving of such notice and of such surrender of the certificate or certificates representing the shares of $2.75 Preferred Stock to be converted so that the rights of the holder as to the shares being converted shall cease except for the right to receive shares of Common Stock in accordance herewith, and the person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time. The Corporation shall not be required to convert, and no surrender of shares of $2.75 Preferred Stock shall be effective for that purpose, while the transfer books of the Corporation for the Common Stock are closed for any purpose; provided, the surrender of shares of $2.75 Preferred Stock for conversion during any period while such books are closed shall become effective for conversion immediately upon the reopening of such books, as if the conversion had been made on the date such shares of $2.75 Preferred Stock were surrendered, and at the conversion rate in effect at the date of such surrender.

       8.4.  Whenever the Conversion Number is adjusted as provided in this
Section 8, the Corporation shall as soon as practicable mail to the holders of record of the outstanding shares of $2.75 Preferred Stock at their respective addresses as the same shall appear in the Corporation's stock records a notice stating that the Conversion Number has been adjusted and setting forth the new number of shares of Common Stock (or describing the new stock, securities, cash or other property) into which each share of $2.75 Preferred Stock is convertible as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof, and when such adjustment became effective.

       8.5. No adjustment in the Conversion Number shall be required unless such adjustment would result in an increase or decrease of at least 1% in the Conversion Number, provided that any adjustments which by reason of this Section 8.5 are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 8.5 shall be made to the nearest one-hundredth of a share.

       8.6. Shares of $2.75 Preferred Stock may be converted at any time up to the close of business on the Business Day preceding the Redemption Date of such shares pursuant to Section 5 hereof.

       8.7. Upon conversion of any shares of $2.75 Preferred Stock, the holder thereof shall not be entitled to receive any accumulated, accrued or unpaid dividends in respect of the shares so converted; provided, that such holder shall be entitled to receive any dividends on such shares of $2.75 Preferred Stock declared prior to such conversion if such holder held such shares on the record date fixed for the determination of holders of shares of $2.75 Preferred Stock entitled to receive payment of such dividend.

       8.8. In connection with the conversion of any shares of $2.75 Preferred Stock, no fractions of shares of Common Stock shall be issued, but in lieu thereof the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Current Market Price per share of Common Stock on the day on which such shares of $2.75 Preferred Stock are deemed to have been converted.

       8.9. The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the $2.75 Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of $2.75 Preferred Stock.
The Corporation shall from time to time, subject to and in accordance with the laws of Delaware, increase the authorized amount of Common Stock if at any time the number of authorized shares of Common Stock remaining unissued shall not be sufficient to permit the conversion at such time of all then outstanding shares of $2.75 Preferred Stock.

       8.10. Except as herein otherwise provided, no adjustment in the Conversion Number shall be made by reason of the issuance, in exchange for cash, property or services, of shares of Common Stock, or any securities convertible into or exchangeable for shares of Common Stock, or carrying the right to purchase any of the foregoing.

    9. RANK. The $2.75 Preferred Stock shall, as to dividends and upon liquidation, dissolution or winding up, rank senior to the Common Stock and rank senior to or on a parity with all series of the Corporation's Preferred Stock or other Capital Stock.

    10. DEFINITIONS.  For the purposes hereof:

    "Business Day" means any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

    "Current Market Price" per share of Common Stock on any date shall be deemed to be the Trading Price on the Trading Day immediately prior to such date. If the Common Stock is not listed or admitted to trading on a national securities exchange or reported on by NASDAQ or such other system then in use or otherwise publicly trade, "Current Market Price" shall mean the Fair Market Value per share as determined in good faith by the Board of Directors of the Corporation.

    "Fair Market Value" means the amount that a willing buyer would pay a willing seller in an arm's-length transaction.

    "Person" shall mean any individual, firm, corporation, or other entity, and shall include any successor (by merger or otherwise) of such entity.

    "Subsidiary" of any Person means any corporation or other entity of which a majority of the voting equity securities or interests is owned, directly or indirectly, by such Person.

    "Trading Day" means a day on which the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business or, if the Common Stock is not listed or admitted to trading on any national securities exchange, any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

    "Trading Price" per share of Common Stock on any date shall be the mean between the high and low sale price, regular way, or, in case no sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the mean between the high and low quoted sale price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by NASDAQ or such other system then in use, or, if on any such date the Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock selected by the Board of Directors.

                            ROHM AND HAAS COMPANY

                                   BYLAWS

                    ARTICLE I.  MEETINGS OF STOCKHOLDERS

    SECTION 1. ANNUAL MEETINGS. The annual meeting of stockholders shall be held on such day in April or May and at such time and place as shall be fixed by the Board of Directors.

    SECTION 2. SPECIAL MEETINGS. Special meetings of stockholders may be called at any time by the Board of Directors, the Chairman of the Board of Directors or the President, and shall be called by the Secretary at the request in writing of the holders of a majority of the outstanding shares of stock of the Company entitled to vote on the matters to be considered at the meeting. The date, time and place of any special meeting shall be fixed by the Board of Directors.

    SECTION 3. NOTICE OF MEETINGS. Notice of each meeting of stockholders shall be given in writing to each stockholder entitled to vote at the meeting ten to sixty days before the date of the meeting. The notice shall state the date, time, place and purpose of the meeting.

    SECTION 4. NOTICE OF ADJOURNED MEETINGS. If a meeting of stockholders is adjourned to another date, time or place, no notice of the adjourned meeting need be given other than announcement of its date, time and place at the meeting at which the adjournment is taken. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

    SECTION 5. QUORUM. The presence in person or by proxy of the holders of a majority of the outstanding shares of stock entitled to vote on a particular matter shall constitute a quorum for the purpose of considering the matter. In the absence of a quorum, the holders of a majority of the shares present or represented at the meeting of stockholders may adjourn a meeting until a quorum shall be present or represented.

    SECTION 6. VOTING. Each stockholder having the right to vote shall be entitled to one vote for each share of stock registered in his name. Such vote may be cast in person or by proxy complying with the requirements of applicable law. Except as otherwise required by statute, the certificate of incorporation of the Company or these bylaws, all matters, including the election of directors, shall be decided by the vote of the holders of a majority of the stock of the Company represented and entitled to vote, provided that a quorum is present. Except for the election of directors and in other cases required by statute, the vote on any question need not be by ballot.

    SECTION 7. LIST OF STOCKHOLDERS. The Secretary or another officer designated by the Board of Directors shall prepare, at least ten days before every meeting of stockholders, a complete list of stockholders entitled to vote at the meeting. The list shall be arranged in alphabetical order and shall show the address of each stockholder and the number of shares registered in his name. The list shall be open to examination by any stockholder for any purpose germane to the meeting during ordinary business hours for at least ten days prior to the meeting. The list shall also be available for inspection during the meeting by any stockholder who is present.

    SECTION 8. INSPECTORS OF ELECTION. In advance of each meeting of stockholders, the Company shall appoint one or more inspectors of election who shall perform the functions assigned to them by law.

    SECTION 9. BUSINESS TO BE CONDUCTED AT MEETINGS. No matter may be brought before, or acted upon at, any meeting of stockholders except (1) as directed by the Board of Directors of the Company, or (2) upon motion of any stockholder of the Company who has notified the Secretary of the Company of such intent (a) in the case of the annual meeting of stockholders, by such date as may be specified in the proxy statement for the prior year's annual meeting of stockholders, or (b) in the case of a meeting other than the annual meeting of stockholders, not less than 60 nor more than 90 days prior to the meeting date. The stockholder's notice shall include (1) a brief description of the matter to be brought before the meeting of stockholders, (2) the name and address of the stockholder and the number of shares of each class of stock of the Company beneficially owned by him, and (3) the dates on which he acquired such securities. The chairman of the meeting shall finally determine whether any matter may be properly brought before, or acted upon at, any meeting of stockholders in accordance with this Section.

ARTICLE II.  BOARD OF DIRECTORS

    SECTION 1. AUTHORITY. The business and affairs of the Company shall be managed under the direction of the Board of Directors.

    SECTION 2. NUMBER AND TERM OF OFFICE. The Board of Directors shall consist of three to twenty directors, the number to be determined by resolution of the Board of Directors at any regular or special meeting of the Board. So long as at least three directors remain, the resignation, removal or death of a director shall not create a vacancy in the Board of Directors, but the number of directors constituting the whole Board shall automatically decrease to the number of directors remaining, until such number shall be changed by resolution of the Board of Directors. Each director shall continue in office until the next annual meeting of stockholders and until his successor shall have been elected and qualified, or until he shall die or resign or shall have been removed in the manner provided by statute.

    SECTION 3. VACANCIES. Any vacancy in the Board of Directors, including new directorships created by an increase in the authorized number of directors, may be filled by a majority of the remaining directors even though less than a quorum, or by the stockholders at any meeting held prior to the filling of such position by the Board of Directors. If there are fewer than three directors in office, the remaining director or directors shall appoint the additional directors required to provide a Board of Directors of at least three directors.

    SECTION 4. PLACE OF MEETINGS. The Board of Directors shall hold its meetings at such places as it shall determine.

    SECTION 5. FIRST MEETING. Immediately after each annual meeting of stockholders, the Board of Directors shall elect the officers of the Company and appoint the members of its committees.

    SECTION 6. REGULAR MEETINGS. Regular meetings of the Board of Directors may be held without notice at such times as the Board may designate.

    SECTION 7. SPECIAL MEETINGS; NOTICE. Special meetings of the Board of Directors shall be held whenever called by the Chairman of the Board of Directors, the President or by any two members of the Board of Directors. Written, telephone or personal notice of each such meeting shall be given by the Secretary to each director not later than the day before the day on which the meeting is to be held.

    SECTION 8. QUORUM. A majority of the directors in office at the time of any regular or special meeting of the Board of Directors shall constitute a quorum for the transaction of business at such meeting. In the absence of a quorum, a majority of the directors present may adjourn the meeting from time to time until a quorum is present. No notice of the adjourned meeting need be given other than announcement of its date, time and place at the meeting at which the adjournment is taken.

    SECTION 9. RELIANCE ON RECORDS. Each director, officer or member of any committee appointed by the Board of Directors shall in the performance of his duties be fully protected in relying in good faith upon the books of account or reports made to the Company by any of its officers, agents or employees or by duly qualified outside legal or engineering counsel or by any independent accountant, or by any appraiser selected with reasonable care by the Board of Directors or by any such committee, or in relying in good faith upon other records of the Company.

                         ARTICLE III.  COMMITTEES

    SECTION 1. THE EXECUTIVE COMMITTEE. The Board of Directors may appoint two or more of their number to constitute an Executive Committee, which may exercise all the powers of the Board of Directors except that the Executive Committee shall not have the power to take any action which under the Delaware General

Corporation Law is reserved to the Board of Directors, and the Executive Committee shall not have the power to change the number of directors, to fill any vacancy in the Board of Directors, to change the number of members of the Executive Committee or to fill any vacancy in the Executive Committee.

    SECTION 2. OTHER COMMITTEES. The Board of Directors may appoint committees other than the Executive Committee. Each committee shall have the powers specified by the Board of Directors.

    SECTION 3. COMMITTEE CHAIRMEN. The chairman of each committee shall be appointed by the Board, or, in the absence of such appointment, chosen by the members of the committee.

    SECTION 4. MEETINGS, NOTICE AND QUORUM. Regular meetings of any committee of the Board of Directors may be held without notice at such times as the committee may designate. Special meetings of any committee may be held whenever called by the chairman. Notice of special meetings shall be given as in the case of special meetings of the Board of Directors. A majority of the members of any committee shall constitute a quorum for the transaction of business.

    SECTION 5. VACANCIES; DESIGNATION OF ALTERNATE MEMBERS. Vacancies in any committee may be filled only by the Board of Directors. The Board of Directors may also designate alternate members of any committee to serve in the temporary absence or disqualification of any member of any committee.

                            ARTICLE IV.  OFFICERS

    SECTION 1. NUMBER. The officers of the Company shall be a Chairman of the Board of Directors, a President, one or more Group Vice Presidents, one or more Vice Presidents, a Chief Financial Officer, a Treasurer, a Secretary and such other officers as may be appointed in accordance with the provisions of Section 3 of this Article.

    SECTION 2. ELECTION, TERM OF OFFICE AND QUALIFICATIONS. The officers of the Company shall be chosen at least annually by the Board of Directors. Each officer, except officers appointed in accordance with the provisions of Section 3 of this Article, shall hold office until his successor shall have been duly chosen and qualified, or until he shall die or resign, or shall have been removed in the manner hereinafter provided. The Chairman of the Board of Directors and the President shall be chosen from among the directors, but the other officers need not be directors.

    SECTION 3. OTHER OFFICERS. The Board of Directors may appoint such other officers as the business of the Company may require, each to hold office for such period, have such authority and perform such duties as the Board of Directors may determine. The Board of Directors may delegate to any officer or committee the power to appoint such other officers.

    SECTION 4. REMOVAL. Any officer may be removed at any time, either with or without cause, by the Board of Directors.

    SECTION 5. VACANCIES. A vacancy in any office because of death, resignation, removal, disqualification or any other cause may be filled by the Board of Directors.

    SECTION 6. CHAIRMAN OF THE BOARD OF DIRECTORS. The Chairman of the Board of Directors shall be the Chief Executive Officer of the Company and shall have general supervision over the business of the Company and over its several officers, subject to the direction of the Board of Directors. He shall preside at meetings of the Board of Directors and stockholders and shall have such other duties as may be assigned by the Board of Directors.

    SECTION 7. PRESIDENT. The President shall be the Chief Operating Officer of the Company and shall have the responsibility for the day-to-day operations of the business. He shall perform such other duties as from time to time may be assigned to him by the Chairman. He shall also, in the absence or at the request of the Chairman, exercise the powers and perform the duties of the Chairman in his capacity as Chief Executive Officer.

    SECTION 8. OTHER OFFICERS. The other officers shall have such powers and perform such duties as are customarily incident to their offices and as may be assigned by the Board of Directors or the Chairman of the Board of Directors.

                         ARTICLE V.  INDEMNIFICATION

    SECTION 1. RIGHT TO INDEMNIFICATION. The Company shall indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, either civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or employee of the company (including the subsidiaries of the Company) or of a constituent corporation absorbed in a consolidation or merger (a "Constituent Corporation"), or is or was serving at the request of the Company or a Constituent Corporation as a director, officer, or employee of another enterprise, or is or was a director, officer or employee of the Company or a Constituent Corporation serving at its request as an administrator, trustee or other fiduciary of one or more of the employee benefit plans of the Company or of another enterprise, against expenses (including attorney's fees), judgments, fines, excise taxes, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the extent that such person is not insured or otherwise indemnified and the power to so indemnify has been or may be granted by statute. The determination of the Company's duty or power to indemnify any such person under the applicable statutory standards may be made in any manner permitted by law.

    SECTION 2. ADVANCE OF EXPENSES. Expenses (including attorney's fees) incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding (a) for any present director or officer of the Company upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company, or (b) for any other person, upon such terms and conditions as the audit Committee deems appropriate.

    SECTION 3. FOREGOING NOT EXCLUSIVE. The foregoing indemnification and advancement of expenses shall not be deemed exclusive of any other right to which one indemnified may be entitled, both as to action in his official capacity and as to action in another capacity while holding such office, and shall inure to the benefit of the heirs, executors and administrators of any such person.

    SECTION 4. INSURANCE AND OTHER INDEMNIFICATION. The Board of Directors shall have the power to purchase and maintain, at the Company's expense, insurance on behalf of the Company and other persons to the extent that the power to do so has been or may be granted by statute. This power shall exist whether or not the Company would have had the power to indemnify such person against the liability insured against under the provisions of
Section 1 of this Article. The Board of Directors shall also be empowered to give any other indemnification to the extent permitted by law.

    SECTION 5. CLAIMS. In any action brought against the Company by a person claiming indemnification pursuant to the provisions of this Article, the Company shall have the burden of proving that such person is not entitled to indemnification. If any such action is successful, either in whole or in part, the reasonable expenses incurred in prosecuting the action shall also be paid by the Company.

          ARTICLE VI.  PROXIES FOR SECURITIES OF OTHER CORPORATIONS

    Unless otherwise determined by the Board of Directors or the Executive Committee, the Chairman of the Board of Directors, the President, any Vice President or the Secretary of the Company may exercise for the Company the powers and rights which the Company may have as the holder of stock or other securities in any other corporation. Such persons may also execute all such written proxies or other instruments as they may deem necessary so that the Company may exercise such powers and rights.

                        ARTICLE VII.  SHARES OF STOCK

    SECTION 1. CERTIFICATES OF STOCK. Every stockholder shall be entitled to have a certificate in such form as the Board of Directors shall approve, certifying the number and class of shares of stock of the Company owned by him.

    SECTION 2. TRANSFER OF SHARES. Shares of stock of the Company shall be transferable on the books of the Company by the holder thereof in person or by his attorney upon surrender for cancellation of certificates for the same number of shares, duly endorsed or accompanied by a duly executed stock transfer power and with such proof of the authenticity of signatures as the Company or its agents may reasonably require.

    SECTION 3. LOST, STOLEN AND DESTROYED CERTIFICATES. The Board of Directors may make such rules as it may deem expedient concerning the issue, transfer and registration of certificates for stock and the replacement of lost, stolen or destroyed certificates.

                             ARTICLE VIII.  SEAL

    The seal of the Company shall be in the form of a circle which shall bear the name of the Company and the phrase "Incorporated 1917 Delaware."

                          ARTICLE IX.  FISCAL YEAR

    The fiscal year of the Company shall end on December 31.

                           ARTICLE X.  AMENDMENTS

    These bylaws may be amended or repealed, or new bylaws may be adopted, at any regular or special meeting of the Board of Directors by the vote of a majority of the directors or at any annual or special meeting of the stockholders by the vote of the holders of a majority of the outstanding stock entitled to vote; provided that notice of such proposed action shall be included in the notice of such meeting of directors or stockholders.



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